Exhibit 99.1

Corbus Pharmaceuticals Reports Q2 2026 Financial Results and Provides a Corporate Update

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Obtained FDA clearance to proceed with registrational study (TEMPO-1) of CRB-701 in 2L oropharyngeal cancer and expect to initiate enrollment in September 2026
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Concluded last patient last visit in CANYON-1 Phase 1b study (n=240) of CRB-913 in obesity and on track to report data in September 2026
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Appointed new Chief Medical Officer, Chief Business Officer, and Board Member to strengthen senior leadership and guide the Company through registrational studies and commercialization readiness

Norwood, MA, August 6, 2026 (GLOBE NEWSWIRE) -- Corbus Pharmaceuticals Holdings, Inc. (NASDAQ: CRBP) (“Corbus” or the “Company”), a clinical-stage company focused on developing new therapies in oncology and obesity, today provided a corporate update and reported financial results for the 2026 second quarter ended June 30, 2026.

"We’ve continued to build momentum as we prepare for two potentially impactful clinical development milestones in September: commencing enrollment of TEMPO-1, our Phase 3 study of CRB-701 in oropharyngeal cancer, and the data readout of CANYON-1, our Phase 1b study of CRB-913 in obesity. Both programs represent opportunities to address areas of significant unmet medical need,” said Yuval Cohen, Ph.D., Chief Executive Officer of Corbus. “CRB-701 has the potential to bring a much-needed therapeutic option for the growing oropharyngeal cancer patient population, for whom approved and other investigational therapies have shown little promise. CRB-913 is a unique daily oral obesity drug candidate with a mechanism of action entirely orthogonal to the GLP-1 class and with the potential for both weight loss and long-term weight management. We look forward to a productive second half of 2026 as we work to improve patient outcomes and generate meaningful value for shareholders.”

Key Corporate and Program Updates

CRB-701 is a next-generation, highly stable Nectin-4 targeting antibody drug conjugate (ADC) being developed to treat oropharyngeal squamous cell carcinoma (OPSCC), a type of head and neck squamous cell carcinoma (HNSCC), as well as cervical cancer. The U.S. Food and Drug Administration (FDA) has granted Fast Track designations to CRB-701 for the treatment of both cancer types. CRB-701 is licensed from CSPC Megalith Biopharmaceutical Co. Ltd. China.

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Obtained FDA clearance to proceed with TEMPO-1 registrational study (n=250) of CRB-701 in 2L OPSCC, representing the first registrational trial specifically designed to evaluate a targeted treatment in this patient population.
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Expect to commence enrollment in the TEMPO-1 study in September 2026.
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Reported 2L+ monotherapy data from the Phase 1/2 study of CRB-701 in HNSCC and cervical cancers at the 2026 American Society of Clinical Oncology (ASCO) Annual Meeting. Link here for press release with more details (https://ir.corbuspharma.com/news-events/press-

releases/detail/471/corbus-pharmaceuticals-reports-updated-crb-701-phase-12-clinical-data-demonstrating-robust-activity-in-2l-oropharyngeal-and-cervical-cancers).
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Anticipate reporting CRB-701 + Keytruda® combination data in first-line (1L) settings in OPSCC patients in Q1 2027 to support potential further registration-enabling trials in the front line.

CRB-913 is a highly peripherally restricted oral CB1 inverse agonist for the treatment of obesity.

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Concluded last patient last visit in the CANYON-1 Phase 1b clinical trial of CRB-913 for the treatment of obesity. The CANYON-1 study followed 240 patients over a 12-week treatment period followed by a 4-week safety follow-up.
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On track to report topline data from CANYON-1 Phase 1b study in September 2026.

Corporate Appointments

Corbus strengthened its leadership team and Board of Directors with several key appointments in the second quarter of 2026.

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Leonardo Viana Nicacio, M.D. as Chief Medical Officer. Dr. Nicacio previously served as Chief Medical Officer at Protara Therapeutics and Senior Vice President, Head of Clinical Development and Global Medical Affairs at Stemline Therapeutics. He also held roles of increasing responsibility at Seagen (acquired by Pfizer), most recently as Vice President of Clinical Development, overseeing programs across a range of cancers, including bladder, breast, gynecologic, lung, colorectal, and head and neck cancers, and most notably the development of a therapeutic for metastatic cervical cancer, TIVDAK®.
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Nishant Saxena as Chief Business Officer. Mr. Saxena most recently served as Chief Financial Officer at Jeune Aesthetics, Inc., a wholly owned subsidiary of Krystal Biotech, Inc. Previously, he served as a Managing Director in Evercore’s healthcare group, where he advised on transactions totaling over $500 billion in aggregate value. Earlier in his career, Mr. Saxena held positions of increasing responsibility in private equity, venture capital, and investment advisory firms.
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Brent Pfeiffenberger to Board of Directors. Dr. Pfeiffenberger is currently President and Chief Executive Officer of Century Therapeutics and the Chair of its Board of Directors. Previously, Dr. Pfeiffenberger served as Chief Operating Officer of Neogene Therapeutics (acquired by AstraZeneca). Prior to Neogene, he spent nearly two decades in leadership roles of increasing responsibility at Bristol Myers Squibb, most recently as Senior Vice President, Head of U.S. Oncology, where he oversaw business operations for the multi-billion-dollar franchise.

Financial Results for the Quarter Ended June 30, 2026

The Company reported a net loss of approximately $35.0 million, or a net loss per basic and diluted share of $1.81, for the three months ended June 30, 2026, compared to a net loss of approximately $17.7 million, or a net loss per basic and diluted share of $1.44, for the three months ended June 30, 2025.

Operating expenses increased by $17.0 million to approximately $36.2 million for the three months ended June 30, 2026, compared to approximately $19.2 million for the three months ended June 30, 2025. The increase was primarily attributable to an increase in clinical development expenses, which includes a $10.0 million development milestone payment pursuant to the licensing agreement for CRB-701.

The Company had $117.9 million of cash, cash equivalents, and investments on hand as of June 30, 2026, which is expected to fund operations into 2028 based on current operating plans and planned expenditures.

About Corbus

Corbus Pharmaceuticals Holdings, Inc. is a clinical-stage company focused on developing new therapies in oncology and obesity and is committed to helping people defeat serious illness by bringing innovative scientific approaches to well-understood biological pathways. Corbus’ pipeline includes CRB-701, a next-generation antibody drug conjugate for the treatment of Nectin-4-expressing tumors and CRB-913, an orally delivered highly peripherally restricted CB1 inverse agonist for the treatment of obesity. Corbus is headquartered in Norwood, Massachusetts. For more information on Corbus, visit corbuspharma.com. Connect with us on X, LinkedIn and Facebook.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act of 1995, as amended, including those relating to the Company’s trial results, product development, clinical and regulatory timelines, including timing for completion of trials and presentation of data, anticipated regulatory interactions and outcomes, including alignment with FDA on trial design, potential accelerated approval market opportunity, competitive position, possible or assumed future results of operations, business strategies, potential growth opportunities, sufficiency of cash runway and other statement that are predictive in nature. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s current beliefs and assumptions.

These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties, and other factors on our operations, clinical development plans and timelines, which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include those set forth in the Company’s filings with the Securities and Exchange Commission including those described in our Annual Report on Form 10-K for the year ended December 31, 2025, and other filings we make with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

All product names, logos, brands and company names are trademarks or registered trademarks of their respective owners. Their use does not imply affiliation or endorsement by these companies.

INVESTOR CONTACTS:

Sean Moran

Chief Financial Officer

Corbus Pharmaceuticals

smoran@corbuspharma.com

Dan Ferry
Managing Director
LifeSci Advisors, LLC
daniel@lifesciadvisors.com

MEDIA CONTACT:

Liz Melone

Founder & Principal

Melone Communications, LLC

liz@melonecomm.com

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Corbus Pharmaceuticals Holdings, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
Operating expenses:
Research and development	$31,175	$15,187	$50,994	$30,829
General and administrative	5,015	3,965	9,500	8,098
Total operating expenses	36,190	19,152	60,494	38,927
Operating loss	(36,190)	(19,152)	(60,494)	(38,927)
Other income (expense), net:
Interest and investment income, net	1,164	1,314	2,566	2,995
Other (expense) income, net	(11)	176	(78)	1,292
Total other income, net	1,153	1,490	2,488	4,287
Net loss	$(35,037)	$(17,662)	$(58,006)	$(34,640)
Net loss per share, basic and diluted	$(1.81)	$(1.44)	$(3.04)	$(2.83)
Weighted average number of common shares outstanding, basic and diluted	19,407,688	12,240,443	19,059,092	12,221,373

Comprehensive loss:
Net loss	$(35,037)	$(17,662)	$(58,006)	$(34,640)
Other comprehensive loss:
Change in unrealized gain (loss) on marketable debt securities	54	(16)	(54)	(74)
Total other comprehensive income (loss)	54	(16)	(54)	(74)
Total comprehensive loss	$(34,983)	$(17,678)	$(58,060)	$(34,714)

Corbus Pharmaceuticals Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	June 30, 2026 (unaudited)	December 31, 2025

ASSETS
Current assets:
Cash and cash equivalents	$23,370	$28,492
Investments	94,571	134,777
Restricted cash	—	670
Prepaid expenses and other current assets	4,812	3,015
Total current assets	122,753	166,954
Restricted cash	385	—
Property and equipment, net	71	159
Operating lease right-of-use assets	3,779	1,082
Total assets	$126,988	$168,195
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,254	$2,215
Accrued expenses	15,230	16,844
Operating lease liabilities	999	1,633
Total current liabilities	21,483	20,692
Operating lease liabilities, noncurrent	3,265	—
Total liabilities	24,748	20,692
Stockholders’ equity:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized, no shares issued and outstanding at June 30, 2026 and December 31, 2025	—	—
Common stock, $0.0001 par value; 300,000,000 shares authorized, 18,671,498 and 17,611,511 shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively	2	2
Additional paid-in capital	715,781	702,984
Accumulated deficit	(613,436)	(555,430)
Accumulated other comprehensive loss	(107)	(53)
Total stockholders’ equity	102,240	147,503
Total liabilities and stockholders’ equity	$126,988	$168,195